Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Southwestern Energy Company of our firm’s report dated February 7, 2020 and the information therein, included in the Annual Report on Form 10-K of Southwestern Energy Company for the fiscal year ended December 31, 2019, including in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons President and Chief Operating Officer

Houston, Texas

October 2, 2020

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